Exhibit 99.2

Juniper Networks, Inc.
1133 Innovation Way
Sunnyvale, CA 94089

January 28, 2021

CFO Commentary on Fourth Quarter and Full Year Fiscal 2020 Preliminary Financial Results

Related Information
The following commentary is provided by management and should be referenced in conjunction with Juniper Networks’ fourth quarter and full year fiscal year 2020 preliminary financial results press release available on its Investor Relations website at http://investor.juniper.net. These remarks represent management’s current views of the Company’s financial and operational performance and outlook and are provided to give investors and analysts further insight into the Company's performance in advance of the earnings call webcast.

Q4 2020 Preliminary Financial Results
GAAP

(in millions, except per share amounts and percentages)	Q4'20	Q3'20	Q4'19		Q/Q Change		Y/Y Change
Revenue	$1,222.6	$1,138.2	$1,208.1		7%		1%
Product	810.2	733.7	791.9		10%		2%
Service	412.4	404.5	416.2		2%		(1)%
Gross margin %	58.6%	57.8%	59.5%	0.8	pts	(0.9)	pts
Research and development	242.5	242.4	239.6		—%		1%
Sales and marketing	246.1	229.3	246.5		7%		—%
General and administrative	77.2	59.8	54.9		29%		41%
Restructuring charges (benefits)	53.1	1.2	(0.3)		N/M		N/M
Total operating expenses	$618.9	$532.7	$540.7		16%		14%
Operating margin %	8.0%	11.0%	14.8%	(3.0)	pts	(6.8)	pts
Net income	$30.8	$145.4	$168.4		(79)%		(82)%
Diluted net income per share	$0.09	$0.43	$0.49		(79)%		(82)%
______________________
N/M - Not meaningful

Non-GAAP

(in millions, except per share amounts and percentages)	Q1'21 Guidance	Q4'20	Q3'20	Q4'19	Q/Q Change		Y/Y Change
Revenue	$1,055 +/- $50	$1,222.6	$1,138.2	$1,208.1	7%		1%
Product		810.2	733.7	791.9	10%		2%
Service		412.4	404.5	416.2	2%		(1)%
Gross margin %	59.0% +/- 1.0%	60.0%	59.0%	60.7%	1.0	pts	(0.7)	pts
Research and development		219.5	218.6	212.7	—%		3%
Sales and marketing		228.2	210.6	228.3	8%		—%
General and administrative		49.2	48.0	46.2	3%		6%
Total operating expenses	$510 +/- $5	$496.9	$477.2	$487.2	4%		2%
Operating margin %	~10.6% at the midpoint	19.3%	17.1%	20.4%	2.2	pts	(1.1)	pts
Net income		$181.8	$144.4	$198.7	26%		(9)%
Diluted net income per share	$0.25 +/- $0.05	$0.55	$0.43	$0.58	28%		(5)%

Fiscal 2020 Preliminary Financial Results

GAAP

(in millions, except per share amounts and percentages)	FY'20	FY'19		Y/Y Change
Revenue	$4,445.1	$4,445.4		—%
Product	2,845.0	2,867.7		(1)%
Service	1,600.1	1,577.7		1%
Gross margin %	57.9%	58.9%	(1.0)	pts
Research and development	958.4	955.7		—%
Sales and marketing	938.8	939.3		—%
General and administrative	255.4	244.3		5%
Restructuring charges	68.0	35.3		93%
Total operating expenses	$2,220.6	$2,174.6		2%
Operating margin %	7.9%	9.9%	(2.0)	pts
Net income	$257.8	$345.0		(25)%
Diluted net income per share	$0.77	$0.99		(22)%

Non-GAAP

(in millions, except per share amounts and percentages)	FY'20	FY'19	Y/Y Change
Revenue	$4,445.1	$4,445.4	—%
Product	2,845.0	2,867.7	(1)%
Service	1,600.1	1,577.7	1%
Gross margin %	59.2%	60.1%	(0.9)	pts
Research and development	875.6	857.1	2%
Sales and marketing	871.0	875.0	—%
General and administrative	197.0	196.5	—%
Total operating expenses	$1,943.6	$1,928.6	1%
Operating margin %	15.5%	16.7%	(1.2)	pts
Net income	$519.7	$597.5	(13)%
Diluted net income per share	$1.55	$1.72	(10)%

Q4 2020 Overview

We ended the fourth quarter of 2020 at $1,223 million in revenue and non-GAAP earnings per share of $0.55, both above the mid-point of guidance. Revenue grew 1%, which was the second consecutive quarter of year-over-year growth. The higher than mid-point results were driven by strength across all verticals.
Looking at our revenue by vertical, Enterprise increased 7% year-over-year and 14% sequentially. This was a record quarter for our Enterprise vertical. Cloud grew slightly year-over year and increased 11% sequentially. Service Provider declined 4% year-over year and was essentially flat sequentially.

From a technology perspective, Routing increased 9% year-over-year and grew 7% sequentially. Switching decreased 2% year-over-year and increased 14% sequentially. Security decreased 14% year-over-year and grew 19% sequentially. Our Services business decreased 1% year-over-year and increased 2% sequentially.

Software revenue was approximately 12% of total revenue.

Non-GAAP gross margin was 60.0% in the quarter in-line with our expectations.

In reviewing our top 10 customers for the quarter, three were Cloud, six were Service Provider, and one was an Enterprise. Our top 10 customers accounted for 30% of our total revenue as compared to 33% in Q4'19.

Product deferred revenue was $105 million, up 5% sequentially and down 21% year-over-year due to the timing of the delivery of contractual commitments. Deferred revenue related to our SaaS and software subscription offerings, which grew year-over-year, are included in services deferred revenue.

Non-GAAP operating expenses increased 2% year-over-year and 4% sequentially. The higher than anticipated costs were driven by higher variable compensation, mostly in the Go-to-Market organization as a result of higher revenue as well as the acquisition of 128 Technology.

Cash flow from operations was $126 million for the quarter. We paid $66 million in dividends, reflecting a quarterly dividend of $0.20 per share. We also repurchased $75 million worth of shares.

Total cash, cash equivalents, and investments at the end of the fourth quarter of 2020 was $2.4 billion. The Q4 ending cash balance and debt balance were elevated by approximately $485 million and $425 million respectively, due to the timing difference of our new debt issuance in December and the retirement of our previous debt, which was completed in January. Normalizing for this, the cash balance would have been down versus Q3'20, primarily due to the acquisitions of 128 Technology and Netrounds.

Revenue

Product & Service
•Routing product revenue: $462 million, up 9% year-over-year and up 7% sequentially. The year-over-year increase was driven by Enterprise and Cloud, partially offset by a decline in Service Provider. The sequential increase was primarily driven by Enterprise, and to a lesser extent, Cloud, offset by a decline in Service Provider. Both MX and PTX product families grew year-over-year and sequentially.

•Switching product revenue: $261 million, down 2% year-over-year and up 14% sequentially. The year-over-year decrease was driven by Cloud, partially offset by growth in Enterprise and Service Provider. The sequential increase was driven by all verticals. The QFX product family decreased year-over-year and grew sequentially. The EX product family grew year-over-year and sequentially.

•Security product revenue: $87 million, down 14% year-over-year and up 19% sequentially. The year-over-year decrease was primarily due to Service Provider, and to a lesser extent, Cloud and Enterprise. The sequential increase was primarily driven by Enterprise.

•Service revenue: $412 million, down 1% year-over-year and up 2% sequentially. The year-over-year decline and sequential increase was primarily driven by timing of renewals.

Vertical
•Cloud: $281 million, slightly up year-over-year and up 11% sequentially. The slight year-over-year increase was driven by Routing and to a lesser extent, Services, offset by a decline in Switching and Security. The sequential increase was primarily driven by Switching, and to a lesser extent, Services and Routing, partially offset by a decline in Security.

•Service Provider: $475 million, down 4% year-over-year and essentially flat sequentially. The year-over-year decrease was primarily due to Services. The sequential change was primarily due to a decline in Services, partially offset by growth in Switching and Security.

•Enterprise: $467 million, up 7% year-over-year and up 14% sequentially. The year-over-year increase was primarily driven by Routing, and to a lesser extent, Switching and Services, partially offset by a decline in Security. The sequential increase was driven by all products and services.

Geography
•Americas: $633 million, down 7% year-over-year and up 1% sequentially. Year-over-year, the decrease was due to Service Provider and Cloud, partially offset by an increase in Enterprise. The sequential increase was driven by Cloud and Enterprise, partially offset by a decline in Service Provider.

•EMEA: $364 million, up 8% year-over-year and up 13% sequentially. Year-over-year, the increase was primarily driven by Cloud, and to a lesser extent, Enterprise, partially offset by a decline in Service Provider. Sequentially, the increase was primarily driven by Enterprise, and to a lesser extent, Cloud, partially offset by a decline in Service Provider.

•APAC: $227 million, up 16% year-over-year and up 17% sequentially. All verticals grew year-over-year and sequentially.

Gross Margin
•GAAP gross margin: 58.6%, compared to 59.5% from the prior year and 57.8% from last quarter.

•Non-GAAP gross margin: 60.0%, compared to 60.7% from the prior year and 59.0% from last quarter.

•GAAP product gross margin: 55.5%, down 1.7 points from the prior year and up 0.2 points from last quarter.

Year-over-year, the decrease in GAAP product gross margin was primarily due to increased logistics and other supply chain-related costs related to the COVID-19 pandemic, and to a lesser extent, intangible amortization related to the 128 Technology and Netrounds acquisitions.

The sequential increase in GAAP product gross margin was primarily driven by higher volume and improvements in logistics and other supply chain related costs related to the COVID-19 pandemic, partially offset by intangible amortization related to the 128 Technology and Netrounds acquisitions.

•Non-GAAP product gross margin: 57.0%, down 1.5 points from the prior year and up 0.4 points from last quarter.

The year-over-year decrease in non-GAAP product gross margin was primarily due to increased logistics and other supply chain-related costs related to the COVID-19 pandemic.

Sequentially, the increase in non-GAAP product gross margin was primarily driven by higher volume and improvements in logistics and other supply chain related costs related to the COVID-19 pandemic.

•GAAP service gross margin: 64.7%, up 0.8 points from the prior year and up 2.5 points from last quarter.

•Non-GAAP service gross margin: 65.9%, up 0.9 points from the prior year and up 2.5 points from last quarter.

The year-over-year increase in GAAP and non-GAAP service gross margin was primarily driven by lower delivery costs.

The sequential increase in service gross margin, on a GAAP and non-GAAP basis, was primarily driven by lower delivery costs and higher revenue.

Operating Expenses
•GAAP operating expenses: $619 million, an increase of $78 million year-over-year, and an increase of $86 million sequentially.

The year-over-year increase in operating expenses was primarily due to restructuring charges, headcount related costs and one-time expenses related to recent acquisitions, partially offset by lower travel expenses due to the COVID-19 pandemic.

The sequential increase in operating expenses was primarily due to restructuring charges, headcount related costs and one-time expenses related to recent acquisitions.

GAAP operating expenses were 50.6% of revenue, up 5.8 points year-over-year and up 3.8 points sequentially.

•Non-GAAP operating expenses: $497 million, an increase of $10 million year-over-year, and an increase of $20 million sequentially.

The year-over-year increase in operating expenses was primarily due to headcount related costs including acquisitions, partially offset by lower travel expenses due to the COVID-19 pandemic.

Sequentially, the increase in operating expenses was primarily driven by headcount related costs, including acquisitions.

Non-GAAP operating expenses were 40.6% of revenue, up 0.3 points year-over-year and down 1.3 points sequentially.
Operating Margin
•GAAP operating margin: 8.0%, a decrease of 6.8 points year-over-year and a decrease of 3.0 points sequentially.
•Non-GAAP operating margin: 19.3%, a decrease of 1.1 points year-over-year and an increase of 2.2 points sequentially.

Tax Rate
•GAAP tax rate: 21.4% provision, compared to a 3.2% provision in the prior year and a 30.3% benefit last quarter.

The year-over-year increase in the effective tax rate, on a GAAP basis, was primarily due to a one-time reduction of income tax reserves in the prior year.

The sequential increase in the effective tax rate was primarily due to a $55 million discrete item recorded in Q3'20 related to a multi-year recognition of previously unrecognized tax benefits for transfer pricing.

•Non-GAAP tax rate: 18.1%, compared to 17.5% in the prior year and 19.5% last quarter.

The year-over-year increase in the effective tax rate was primarily due to the impact of the geographic mix of earnings.

The sequential decrease in the effective tax rate was primarily driven by favorable changes in the geographic mix of earnings.

Diluted Earnings Per Share
•GAAP diluted earnings per share: $0.09, a decrease of $0.40 year-over-year and a decrease of $0.34 sequentially.

The year-over-year decrease in GAAP EPS, was primarily due to higher operating expenses and lower interest income.

The sequential decrease in GAAP EPS, was primarily due to higher operating expenses, lower interest income and a higher tax rate, partially offset by higher revenue.

•Non-GAAP diluted earnings per share: $0.55, a decrease of $0.03 year-over-year and an increase of $0.12 sequentially.

The year-over-year decrease in EPS on a non-GAAP basis, was primarily due to higher operating expenses and a lower gross margin, partially offset by higher revenue.

Sequentially, the increase in non-GAAP EPS was primarily driven by higher revenue.

Balance Sheet, Cash Flow, Capital Return, and Other Financial Metrics

(in millions, except days sales outstanding ("DSO"), and headcount)	Q4'20	Q3'20	Q2'20	Q1'20	Q4'19
Cash(1)	$2,430.6	$2,561.2	$2,570.3	$2,529.9	$2,543.6
Debt(2)	2,127.3	1,714.1	1,720.1	1,712.9	1,683.9
Net cash(3)	303.3	847.1	850.2	817.0	859.7
Operating cash flow	125.8	116.4	97.6	272.2	95.7
Capital expenditures	32.5	24.1	22.0	21.8	26.1
Depreciation and amortization	52.1	49.9	51.0	53.7	55.2
Share repurchases(4)	75.0	100.0	—	200.0	200.0
Dividends	$66.1	$66.2	$66.3	$65.5	$63.7
Diluted shares	332.7	334.5	333.1	335.1	340.8
DSO	71	60	63	61	66
Headcount	9,950	9,916	9,838	9,586	9,419
______________________
(1) Includes cash, cash equivalents, and investments.
(2) Debt includes change in fair value of fixed-rate debt swapped to floating rate, equally offset on the balance sheet by a swap asset. The company issued $800 million of new debt and repurchased $376 million of outstanding 2024 and 2025 notes in Q4'20. The remaining $424 million of the 2024 and 2025 notes were redeemed in Q1'21.
(3) Net cash includes cash, cash equivalents, and short and long-term investments, net of debt.
(4) For Q4’19, $200.0 million represents the full amount under the Q4'19 ASR. 6.4 million shares were received initially for an aggregate price of $160.0 million. The Q4'19 ASR concluded in Q1’20, and at final settlement, an additional 1.8 million shares were received.

Cash Flow
•Cash flow from operations: $126 million, up $30 million year-over-year and up $9 million sequentially.

The year-over-year increase was primarily driven by timing differences related to customer collections, partially offset by payments to indirect suppliers and taxes.
The sequential increase was primarily driven by lower payments for variable compensation, partially offset by payments to indirect suppliers.
Days Sales Outstanding (DSO)
•DSO: 71 days, a 11-day increase from the prior quarter, primarily due to higher overall invoicing and invoicing timing, in particular related to Service renewals.

Capital Return
•In the quarter, we paid a dividend of $0.20 per share for a total of $66 million and repurchased $75 million worth of shares.
Financing Activities
•Debt: In the quarter, we issued $800 million of long-term debt and repurchased $376 million of outstanding debt with maturities in 2024 and 2025. The remaining $424 million of the 2024 and 2025 maturities were redeemed in Q1'21. We continue to maintain an investment grade credit rating. We believe our debt has well staggered maturities and aligns with our focus on an efficient capital structure.

Demand metrics
•Total deferred revenue was $1,286 million, up $62 million year-over-year and up $152 million sequentially.
•Product deferred revenue was $105 million, down $28 million year-over-year and up $5 million quarter-over-quarter.

The year-over-year decline in product deferred revenue was due to the timing of the delivery of contractual commitments.
Sequentially, product deferred revenue was essentially flat.
•Service deferred revenue was $1,181 million, up $90 million year-over-year and up $146 million sequentially.

The year-over-year and sequential increase in service deferred revenue was primarily driven by the timing of contract renewals, as well as growth in our SaaS and software subscription offerings.

Deferred Revenue

(in millions)	December 31, 2020	September 30, 2020	December 31, 2019
Deferred product revenue, net	$104.7	$99.3	$132.6
Deferred service revenue, net	1,181.1	1,034.7	1,090.8
Total	$1,285.8	$1,134.0	$1,223.4

Headcount
•Ending headcount for Q4'20 was 9,950, an increase of 531 employees year-over-year and increase of 34 sequentially. The year-over-year increase was primarily a result of additional hires in our R&D and go-to-market organizations and to a lesser extent, the acquisition of 128 Technology and Netrounds in Q4'20. The sequential increase was primarily a result of acquisition of 128 Technology in Q4'20, partially offset by our Voluntary Early Retirement Program.

Fiscal 2020 Overview
Our revenue was $4,445 million in 2020 which was flat versus 2019. Our Enterprise business grew 3% for the year, despite the impact from the pandemic. This was our fourth consecutive year of full year growth in Enterprise. Our Cloud business grew 2% for the year, the second consecutive year of growth. Our Service Provider business began to stabilize and performed as expected, declining 4%.

Routing declined 1%, Switching grew 2%, and Security declined 9% year-over-year. Our Services business grew 1%.

Software was 10% of total revenue.

In reviewing our top 10 customers for the year, five were Cloud, four were Service Provider, and one was an Enterprise.

Non-GAAP gross margin declined by 90 basis points, primarily due to additional logistics and other supply chain related costs related to COVID-19, partially offset by Service margin expansion.

We continued to focus on disciplined operating expense management with a modest increase of less than 1%, on a non-GAAP basis. Non-GAAP operating expense as a percentage of revenue was 43.7%.

Non-GAAP diluted earnings per share was $1.55.

For the year, we had cash flow from operations of $612 million, up $83 million versus 2019.

During 2020, we took a balanced approach to capital allocation. We repurchased $375 million worth of shares and paid $264 million in dividends for a total capital return of 125% of free cash flow to shareholders. We acquired two growth-oriented companies. We also refinanced a portion of our debt, locking in historically low long-term financing rates and extending the average maturity while preserving our investment grade credit profile.

Revenue

Product & Service
•Routing product revenue: $1,612 million, down 1% year-over-year. The year-over-year decline was primarily due to Service Provider, and to a lesser extent, Enterprise, partially offset by growth in Cloud. The MX product family was down year-over-year while the PTX product family grew year-over-year.

•Switching product revenue: $919 million, up 2% year-over-year. The year-over-year increase was driven by Enterprise and Service Provider, partially offset by a decline in Cloud. The EX product family returned to year-over-year growth.

•Security product revenue: $314 million, down 9% year-over-year. All verticals declined year-over-year. The High End SRX product family increased year-over-year.

•Service revenue: $1,600 million, up 1% year-over-year. The year-over-year increase was primarily driven by strong renewals, as well as growth in our SaaS and software subscription revenue.

Vertical
•Cloud: $1,081 million, up 2% year-over-year. The increase was driven by Routing, and to a lesser extent, Services, partially offset by decline in Switching and Security.

•Service Provider: $1,762 million, down 4% year-over-year. The decrease was due to Routing and Services, and to a lesser extent, Security, partially offset by an increase in Switching.

•Enterprise: $1,602 million, up 3% year-over-year. The increase was driven by Services and Switching, partially offset by declines in Security and Routing.

Geography
•Americas: $2,445 million, down 3% year-over-year. The decrease was due to Service Provider and Cloud, partially offset by Enterprise.
•EMEA: $1,234 million, up 2% year-over-year. The increase was driven by Cloud, partially offset by Enterprise and Service Provider.

•APAC: $766 million, up 8% year-over-year. All verticals grew year-over-year.

Gross Margin
•GAAP gross margin: 57.9%, compared to 58.9% from the prior year.
•Non-GAAP gross margin: 59.2%, compared to 60.1% from the prior year.

•GAAP product gross margin: 55.1%, down 2.1 points from a year ago.

The decrease in GAAP product gross margin was primarily due to logistics and other supply chain related costs related to the COVID-19 pandemic, customer and product mix and intangible amortization associated with the acquisition of Mist Systems, 128 Technology and Netrounds, partially offset by better inventory management.
•Non-GAAP product gross margin: 56.5%, down 2.0 points from a year ago.

The decrease in non-GAAP product gross margin was primarily due to logistics and other supply chain related costs related to the COVID-19 pandemic and customer and product mix, partially offset by better inventory management.
•GAAP service gross margin: 63.0%, up 1.1 points from a year ago.
•Non-GAAP service gross margin: 64.1%, up 1.0 points from a year ago.
The increase in GAAP and non-GAAP services gross margin was primarily driven by higher revenue and lower delivery costs.

Operating Expenses
•GAAP operating expenses: $2,221 million, compared to $2,175 million a year ago, up $46 million.

The year-over-year increase was primarily due to higher restructuring charges and headcount related costs, partially offset by lower travel expenses.

GAAP operating expenses were 50.0% of revenue compared to 48.9% in 2019.

•Non-GAAP operating expenses: $1,944 million compared to $1,929 million a year ago, up $15 million.

The year-over-year increase was primarily due to higher headcount related costs, partially offset by lower travel expenses.
On a non-GAAP basis, operating expenses were 43.7% of revenue compared to 43.4% in 2019.

Operating Margin
•GAAP operating margin: 7.9%, compared to 9.9% a year ago, a decrease of 2.0 points.
•Non-GAAP operating margin: 15.5%, compared to 16.7% a year ago, a decrease of 1.2 points.

Tax Rate
•GAAP tax rate: Tax rate of 2.8%, down from 16.7% last year.

The year-over-year decrease in the effective tax rate was due to the relative impact of discrete items in the comparative period. The current rate includes a $55 million discrete item related to a multi-year recognition of previously unrecognized tax benefits for transfer pricing and a favorable change in the geographic mix of earnings, partially offset by the cumulative impact of cost-sharing for stock options.

•Non-GAAP tax rate: 19.0%, up from 18.7% last year.

The effective tax rate, on a non-GAAP basis, was essentially flat.
Diluted Earnings Per Share
•GAAP diluted earnings per share: $0.77, a decrease of $0.22 year-over-year.
The year-over-year decrease was due to lower interest income, higher operating expenses and a lower gross margin, partially offset by a lower tax rate.

•Non-GAAP diluted earnings per share: $1.55, a decrease of $0.17 year-over-year.

The year-over-year decrease was primarily due to a lower gross margin and lower interest income.

Balance Sheet, Cash Flow, and Capital Return

(in millions)	FY'20	FY'19	Y/Y Change
Cash(1)	$2,430.6	$2,543.6	(4)%
Net cash and investments(2)	303.3	859.7	(65)%
Operating cash flow	612.0	528.9	16%
Capital expenditures	100.4	109.6	(8)%
Depreciation and amortization	206.7	218.7	(5)%
Share repurchases(3)	375.0	550.0	(32)%
Dividends	$264.1	$260.1	2%
______________________
(1) Includes cash, cash equivalents, and investments.
(2) Net cash and investments includes, cash, cash equivalents, and short and long-term investments, net of debt. Debt includes change in fair value of fixed-rate debt swapped to floating rate, equally offset on the balance sheet by a swap asset. The company issued $800 million of new debt and repurchased $376 million of outstanding 2024 and 2025 notes in Q4’20. The remaining $424 million of the 2024 and 2025 notes were redeemed in Q1'21.
(3) In Q4’19, $200.0 million represents the full amount under the Q4'19 ASR. 6.4 million shares were received initially for an aggregate price of $160.0 million. The Q4'19 ASR concluded in Q1’20, and at final settlement, an additional 1.8 million shares were received.

Balance Sheet
•Cash: $2.4 billion, down from $2.5 billion the prior year due primarily to the acquisitions of 128 Technology and Netrounds and capital return, partially offset by Free Cash Flow and a temporary inflow from debt refinancing.

Cash Flow
•Cash flow from operations: Cash flow from operations of $612 million, up $83 million from the prior year, primarily driven by higher invoicing activity and working capital differences related to customer collections, partially offset by higher payments to indirect suppliers and for employee compensation.

Capital Return
•We repurchased $375 million worth of shares in the year. In addition, we paid $264 million in dividends.
•Weighted average diluted shares for the year were 335 million, down 4% year-over-year.
•We exited the year with 328 million shares outstanding, a decline of approximately 8 million shares year-over-year.

Outlook
These metrics are provided on a non-GAAP basis, except for revenue and share count. Non-GAAP earnings per share is on a fully diluted basis. The outlook assumes that the exchange rate of the U.S. dollar to other currencies will remain relatively stable at current levels.

Q1 2021
At the mid-point of guidance, revenue is expected to be up 6% year-over-year, which we anticipate will include less than $10 million of revenue from the recent acquisition of Apstra, 128 Technology and Netrounds.

We expect non-GAAP gross margin to experience normal seasonal patterns in the first quarter. Excluding the anticipated impact of increased COVID-related costs, non-GAAP gross margin is expected to be approximately flat versus Q1 2020.

We expect first quarter non-GAAP operating expense to increase sequentially, primarily due to the inclusion of approximately $20 million of operating expenses related to recent acquisitions as well as the annual reset of variable compensation and the typical seasonal increase of fringe costs, partially offset by a decline in commission expense.

Our first quarter non-GAAP EPS guidance includes the dilutive impact of the recent acquisitions.

Our Board of Directors has declared a quarterly cash dividend of $0.20 per share to be paid on March 22, 2021 to stockholders of record as of the close of business on March 1, 2021.

Our guidance for the quarter ending March 31, 2021 is as follows:
•Revenue will be approximately $1,055 million, plus or minus $50 million.
•Non-GAAP gross margin will be approximately 59.0%, plus or minus 1%.
•Non-GAAP operating expenses will be approximately $510 million, plus or minus $5 million.
•Non-GAAP operating margin will be approximately 10.6% at the mid-point of revenue guidance.
•Non-GAAP tax rate will be approximately 19.5%.
•Non-GAAP other income and expense (OI&E) will be an expense of approximately $12 million.
•Non-GAAP net income per share will be approximately $0.25, plus or minus $0.05. This assumes a share count of approximately 333 million.

Full-Year 2021
Our 2021 revenue and non-GAAP earnings expectations remain unchanged relative to the forecast we provided during our Q3 2020 earnings call. However, we have updated our growth expectations to account for the revenue and non-GAAP earnings upside we experienced in Q4 2020 as compared to the mid-point of our guidance. We have also factored in the acquisition of Apstra, which is expected to be dilutive to our non-GAAP earnings during the first-half of 2021, but be breakeven on a full-year basis.

We expect organic revenue growth of approximately 2-3% and expect an additional 1% of growth related to our recent acquisitions. Beyond Q1, we expect revenue to grow sequentially throughout the course of the year.
While non-GAAP gross margin can be difficult to predict, we expect full-year gross margin of approximately 60% due to higher volume, reduced COVID-related logistics costs, higher software mix, as well as improved services costs. Through the course of the year, we expect non-GAAP gross margin to improve with volume.

Non-GAAP operating expense is expected to remain near first quarter levels through the course of the year and full-year non-GAAP operating margin is expected to be approximately flat to 2020 levels. While we expect total non-GAAP operating expense to be up on a full-year basis as we absorb our recent acquisitions and invest to take advantage of market opportunities, we remain committed to disciplined expense management and expanding operating margin longer term.
We expect non-GAAP OI&E to remain near Q1 levels through the course of the year.

Our non-GAAP tax rate on worldwide earnings is expected to be 19.5% plus or minus 1%.

Our non-GAAP EPS is expected to grow faster than revenue.

Forward-Looking Statements
Statements in this CFO Commentary and related conference call concerning Juniper Networks' business, economic and market outlook, including currency exchange rates; our financial guidance and the expected impact of COVID-19 and the consummation and integration of, and financial impact resulting from any acquisitions on our guidance; our expectations regarding our variable compensation, fringe costs, investment strategy, deal and customer mix, cost management; and our overall future prospects are forward-looking statements within the meaning of the Private Securities Litigation Reform Act that involve a number of uncertainties and risks. Actual results or events could differ materially from those anticipated in those forward-looking statements as a result of several factors, including: the duration, extent and impact of the COVID-19 pandemic; general economic and political conditions globally or regionally; business and economic conditions in the networking industry; changes in overall technology spending by our customers; the network capacity and security requirements of our customers and, in particular, Cloud and telecommunication service providers; contractual terms that may result in the deferral of revenue; the timing of orders and their fulfillment; manufacturing, and supply chain and logistics costs, constraints, changes or disruptions; availability and pricing of key product components; delays in scheduled product availability; adoption of or changes to laws, regulations, standards or policies affecting Juniper Networks' operations, products, services or the networking industry; product defects, returns or vulnerabilities; significant effects of tax legislation and judicial or administrative interpretation of tax regulations; legal settlements and resolutions, including with respect to enforcing our proprietary rights; the potential impact of activities related to the execution of capital return, restructurings and product rationalization; the impact of import tariffs and changes thereto; and other factors listed in Juniper Networks’ most recent report on Form 10-Q or 10-K filed with the Securities and Exchange Commission. In addition, many of the foregoing risks and uncertainties are, and could be, exacerbated by the COVID-19 pandemic and any worsening of the global business and economic environment as a result of the pandemic. We cannot at this time predict the extent of the impact of the COVID-19 pandemic and any resulting business or economic impact, but it could have a material adverse effect on our business, financial condition, results of operations and cash flows. Note that our estimates as to the tax rate on our business are based on current tax law and regulations, including interpretations thereof, and could be materially affected by changing interpretations as well as additional legislation and guidance. All statements made in this CFO Commentary and related conference call are made only as of the date set forth at the beginning of this document. Juniper Networks undertakes no obligation to update the information made in this document or the related conference call in the event facts or circumstances subsequently change after the date of this document. We have not filed our Form 10-K for the year ended December 31, 2020. As a result, all financial results described in this CFO Commentary should be considered preliminary, and are subject to change to reflect any necessary adjustments or changes in accounting estimates, that are identified prior to the time we file our Form 10-K.

Non-GAAP Financial Measures
This CFO Commentary contains references to the following non-GAAP financial measures: gross margin; product gross margin; service gross margin; product gross margin as a percentage of product revenue; service gross margin as a percentage of service revenue; gross margin as a percentage of revenue; research and development expense; sales and marketing expense; general and administrative expense; operating expense; operating expense as a percentage of revenue; operating income; operating margin; provision for income tax; income tax rate; net income; diluted earnings per share; diluted shares outstanding; and free cash flow. For important commentary on why Juniper Networks considers non-GAAP information a useful view of the company’s financial results, please see the press release furnished with our Form 8-K filed today with the SEC. With respect to future financial guidance provided on a non-GAAP basis, we have excluded estimates for amortization of intangible assets, share-based compensation expenses, acquisition and strategic investment related charges, restructuring benefits or charges, impairment charges, strategic partnership-related charges, legal reserve and settlement charges or benefits, supplier component remediation charges and recoveries, gain or loss on equity investments, loss on extinguishment of debt, retroactive impact of certain tax settlements, significant effects of tax legislation and judicial or administrative interpretation of tax regulations, including the impact of income tax reform, non-recurring income tax adjustments, valuation allowance on deferred tax assets, and the income tax effect of non-GAAP exclusions, and do not include the impact of further tariffs and the impact of any future acquisitions, divestitures, or joint ventures that may occur in the applicable period. These measures are not presented in accordance with, nor are they a substitute for U.S.

generally accepted accounting principles, or GAAP. In addition, these measures may be different from non-GAAP measures used by other companies, limiting their usefulness for comparison purposes. The non-GAAP financial measures used in this CFO Commentary should not be considered in isolation from measures of financial performance prepared in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In particular, many of the adjustments to our GAAP financial measures reflect the exclusion of items that are recurring and will be reflected in our financial results for the foreseeable future.

A reconciliation of non-GAAP guidance measures to corresponding GAAP measures is not available on a forward-looking basis due to the high variability and low visibility with respect to the charges which are excluded from these non-GAAP measures. For example, share-based compensation expense is impacted by the Company’s future hiring needs, and restructuring actions, the type and volume of equity awards necessary for such future hiring, and the price at which the Company’s stock will trade in those future periods. Amortization of intangible assets is significantly impacted by the timing and size of any future acquisitions. The items that are being excluded are difficult to predict and a reconciliation could result in disclosure that would be imprecise or potentially misleading. Material changes to any one of these items could have a significant effect on our guidance and future GAAP results. Certain exclusions, such as amortization of intangible assets and share-based compensation expenses, are generally incurred each quarter, but the amounts have historically and may continue to vary significantly from quarter to quarter.

Juniper Networks, Inc.
Preliminary Supplemental Data
(in millions, except percentages)
(unaudited)

Deferred Revenue

	As of
	December 31, 2020	December 31, 2019
Deferred product revenue	$104.7	$132.6
Deferred service revenue	1,181.1	1,090.8
Total	$1,285.8	$1,223.4
Reported as:
Current	$867.3	$812.9
Long-term	418.5	410.5
Total	$1,285.8	$1,223.4

Vertical Reporting: Revenue Trend

	2018	2019	Q4'19	Q1'20	Q2'20	Q3'20	Q4'20	Q/Q Change		Y/Y Change
Cloud	$1,049.9	$1,059.8	$279.8	$261.9	$285.5	$253.1	$280.7	$27.6	10.9%	$0.9	0.3%
Service Provider	2,066.7	1,827.8	492.5	375.5	436.2	475.1	474.9	(0.2)	—%	(17.6)	(3.6)%
Enterprise	1,530.9	1,557.8	435.8	360.6	364.6	410.0	467.0	57.0	13.9%	31.2	7.2%
Total revenue	$4,647.5	$4,445.4	$1,208.1	$998.0	$1,086.3	$1,138.2	$1,222.6	$84.4	7.4%	$14.5	1.2%

Juniper Networks, Inc.
Preliminary Reconciliations between GAAP and non-GAAP Financial Measures
(in millions, except percentages and per share amounts)
(unaudited)

	Three Months Ended				Twelve Months Ended
	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2019	December 31, 2020	December 31, 2019	December 31, 2019
			(As Previously Presented)	(As Adjusted)		(As Previously Presented)	(As Adjusted)
GAAP gross margin - Product	$450.0	$406.0	$453.2	$453.2	$1,566.4	$1,640.7	$1,640.7
GAAP product gross margin % of product revenue	55.5%	55.3%	57.2%	57.2%	55.1%	57.2%	57.2%
Share-based compensation expense	1.5	1.4	1.4	1.4	5.4	5.7	5.7
Share-based payroll tax expense	0.1	—	—	—	0.3	0.4	0.4
Amortization of purchased intangible assets	9.8	7.9	8.3	8.3	34.0	29.5	29.5
Gain on non-quarified deferred compensation plan ("NQDC")	0.1	0.1	—	0.1	0.2	—	0.2
Acquisition and strategic investment related charges	—	—	—	—	—	1.2	1.2
Non-GAAP gross margin - Product	$461.5	$415.4	$462.9	$463.0	$1,606.3	$1,677.5	$1,677.7
Non-GAAP product gross margin % of product revenue	57.0%	56.6%	58.5%	58.5%	56.5%	58.5%	58.5%

GAAP gross margin - Service	$267.0	$251.8	$266.1	$266.1	$1,007.3	$976.1	$976.1
GAAP service gross margin % of service revenue	64.7%	62.2%	63.9%	63.9%	63.0%	61.9%	61.9%
Share-based compensation expense	4.2	4.0	4.3	4.3	15.8	17.3	17.3
Share-based payroll tax expense	0.1	0.4	—	—	1.5	0.9	0.9
Gain on NQDC	0.4	0.3	—	0.3	0.7	—	0.9
Non-GAAP gross margin - Service	$271.7	$256.5	$270.4	$270.7	$1,025.3	$994.3	$995.2
Non-GAAP service gross margin % of service revenue	65.9%	63.4%	65.0%	65.0%	64.1%	63.0%	63.1%

GAAP gross margin	$717.0	$657.8	$719.3	$719.3	$2,573.7	$2,616.8	$2,616.8
GAAP gross margin % of revenue	58.6%	57.8%	59.5%	59.5%	57.9%	58.9%	58.9%
Share-based compensation expense	5.7	5.4	5.7	5.7	21.2	23.0	23.0
Share-based payroll tax expense	0.2	0.4	—	—	1.8	1.3	1.3
Amortization of purchased intangible assets	9.8	7.9	8.3	8.3	34.0	29.5	29.5
Gain on NQDC	0.5	0.4	—	0.4	0.9	—	1.1
Acquisition and strategic investment related charges	—	—	—	—	—	1.2	1.2
Non-GAAP gross margin	$733.2	$671.9	$733.3	$733.7	$2,631.6	$2,671.8	$2,672.9
Non-GAAP gross margin % of revenue	60.0%	59.0%	60.7%	60.7%	59.2%	60.1%	60.1%

GAAP research and development expense	$242.5	$242.4	$239.6	$239.6	$958.4	$955.7	$955.7
Share-based compensation expense	(21.7)	(22.9)	(26.0)	(26.0)	(78.8)	(94.0)	(94.0)
Share-based payroll tax expense	(0.1)	—	(0.2)	(0.2)	(1.9)	(2.5)	(2.5)
Gain on NQDC	(1.2)	(0.9)	—	(0.7)	(2.1)	—	(2.1)
Non-GAAP research and development expense	$219.5	$218.6	$213.4	$212.7	$875.6	$859.2	$857.1

Juniper Networks, Inc.
Preliminary Reconciliations between GAAP and non-GAAP Financial Measures
(in millions, except percentages and per share amounts)
(unaudited)

	Three Months Ended				Twelve Months Ended
	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2019	December 31, 2020	December 31, 2019	December 31, 2019
			(As Previously Presented)	(As Adjusted)		(As Previously Presented)	(As Adjusted)
GAAP sales and marketing expense	$246.1	$229.3	$246.5	$246.5	$938.8	$939.3	$939.3
Share-based compensation expense	(14.8)	(16.4)	(16.0)	(16.0)	(58.2)	(56.0)	(56.0)
Share-based payroll tax expense	(0.1)	(0.4)	(0.2)	(0.2)	(1.8)	(2.0)	(2.0)
Amortization of purchased intangible assets	(2.0)	(1.4)	(1.5)	(1.5)	(6.2)	(4.7)	(4.7)
Gain on NQDC	(1.0)	(0.5)	—	(0.5)	(1.6)	—	(1.6)
Non-GAAP sales and marketing expense	$228.2	$210.6	$228.8	$228.3	$871.0	$876.6	$875.0

GAAP general and administrative expense	$77.2	$59.8	$54.9	$54.9	$255.4	$244.3	$244.3
Share-based compensation expense	(8.7)	(8.0)	(7.4)	(7.4)	(31.4)	(29.2)	(29.2)
Share-based payroll tax expense	(0.1)	(0.1)	—	—	(0.5)	(0.3)	(0.3)
Amortization of purchased intangible assets	(0.1)	(0.1)	(0.1)	(0.1)	(0.4)	(0.4)	(0.4)
Acquisition and strategic investment related charges	(17.7)	(3.5)	(1.0)	(1.0)	(24.6)	(16.7)	(16.7)
Strategic partnership-related charges	—	—	—	—	—	(0.8)	(0.8)
Gain on NQDC	(0.2)	(0.1)	—	(0.2)	(0.3)	—	(0.6)
Legal reserve and settlement (charges) benefits	(0.3)	—	—	—	(0.3)	0.2	0.2
Others	(0.9)	—	—	—	(0.9)	—	—
Non-GAAP general and administrative expense	$49.2	$48.0	$46.4	$46.2	$197.0	$197.1	$196.5

GAAP operating expenses	$618.9	$532.7	$540.7	$540.7	$2,220.6	$2,174.6	$2,174.6
GAAP operating expenses % of revenue	50.6%	46.8%	44.8%	44.8%	50.0%	48.9%	48.9%
Share-based compensation expense	(45.2)	(47.3)	(49.4)	(49.4)	(168.4)	(179.2)	(179.2)
Share-based payroll tax expense	(0.3)	(0.5)	(0.4)	(0.4)	(4.2)	(4.8)	(4.8)
Amortization of purchased intangible assets	(2.1)	(1.5)	(1.6)	(1.6)	(6.6)	(5.1)	(5.1)
Restructuring (charges) benefits	(53.1)	(1.2)	0.3	0.3	(68.0)	(35.3)	(35.3)
Acquisition and strategic investment related charges	(17.7)	(3.5)	(1.0)	(1.0)	(24.6)	(16.7)	(16.7)
Strategic partnership-related charges	—	—	—	—	—	(0.8)	(0.8)
Gain on NQDC	(2.4)	(1.5)	—	(1.4)	(4.0)	—	(4.3)
Legal reserve and settlement (charges) benefits	(0.3)	—	—	—	(0.3)	0.2	0.2
Others	(0.9)	—	—	—	(0.9)	—	—
Non-GAAP operating expenses	$496.9	$477.2	$488.6	$487.2	$1,943.6	$1,932.9	$1,928.6
Non-GAAP operating expenses % of revenue	40.6%	41.9%	40.4%	40.3%	43.7%	43.5%	43.4%

Juniper Networks, Inc.
Preliminary Reconciliations between GAAP and non-GAAP Financial Measures
(in millions, except percentages and per share amounts)
(unaudited)

	Three Months Ended				Twelve Months Ended
	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2019	December 31, 2020	December 31, 2019	December 31, 2019
			(As Previously Presented)	(As Adjusted)		(As Previously Presented)	(As Adjusted)
GAAP operating income	$98.1	$125.1	$178.6	$178.6	$353.1	$442.2	$442.2
GAAP operating margin	8.0%	11.0%	14.8%	14.8%	7.9%	9.9%	9.9%
Share-based compensation expense	50.9	52.7	55.1	55.1	189.6	202.2	202.2
Share-based payroll tax expense	0.5	0.9	0.4	0.4	6.0	6.1	6.1
Amortization of purchased intangible assets	11.9	9.4	9.9	9.9	40.6	34.6	34.6
Restructuring charges (benefits)	53.1	1.2	(0.3)	(0.3)	68.0	35.3	35.3
Acquisition and strategic investment related charges	17.7	3.5	1.0	1.0	24.6	17.9	17.9
Gain on NQDC	2.9	1.9	—	1.8	4.9	—	5.4
Strategic partnership-related charges	—	—	—	—	—	0.8	0.8
Legal reserve and settlement charges (benefits)	0.3	—	—	—	0.3	(0.2)	(0.2)
Others	0.9	—	—	—	0.9	—	—
Non-GAAP operating income	$236.3	$194.7	$244.7	$246.5	$688.0	$738.9	$744.3
Non-GAAP operating margin	19.3%	17.1%	20.3%	20.4%	15.5%	16.6%	16.7%

GAAP other expense, net	$(3.9)	$(13.5)	$(4.6)	$(4.6)	$(32.9)	$(12.5)	$(12.5)
GAAP other expense, net % of revenue	(0.3)%	(1.2)%	(0.4)%	(0.4)%	(0.7)%	(0.3)%	(0.3)%
Loss (gain) on equity investments	(2.3)	0.1	0.8	0.8	(3.2)	8.8	8.8
Gain on NQDC	(2.9)	(1.9)	—	(1.8)	(4.9)	—	(5.4)
Others	(5.2)	—	—	—	(5.2)	—	—
Non-GAAP other expense, net	$(14.3)	$(15.3)	$(3.8)	$(5.6)	$(46.2)	$(3.7)	$(9.1)
Non-GAAP other expense, net % of revenue	(1.2)%	(1.3)%	(0.3)%	(0.5)%	(1.0)%	(0.1)%	(0.2)%

GAAP income tax provision (benefit)	$8.4	$(33.8)	$5.6	$5.6	$7.4	$69.4	$69.4
GAAP income tax rate	21.4%	(30.3)%	3.2%	3.2%	2.8%	16.7%	16.7%
Recognition of previously unrecognized tax benefits	—	54.5	25.4	25.4	54.5	25.4	25.4
Income tax effect of non-GAAP exclusions	31.8	14.3	11.2	11.2	60.2	42.9	42.9
Non-GAAP provision for income tax	$40.2	$35.0	$42.2	$42.2	$122.1	$137.7	$137.7
Non-GAAP income tax rate	18.1%	19.5%	17.5%	17.5%	19.0%	18.7%	18.7%

Juniper Networks, Inc.
Preliminary Reconciliations between GAAP and non-GAAP Financial Measures
(in millions, except percentages and per share amounts)
(unaudited)

	Three Months Ended				Twelve Months Ended
	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2019	December 31, 2020	December 31, 2019	December 31, 2019
			(As Previously Presented)	(As Adjusted)		(As Previously Presented)	(As Adjusted)
GAAP net income	$30.8	$145.4	$168.4	$168.4	$257.8	$345.0	$345.0
Share-based compensation expense	50.9	52.7	55.1	55.1	189.6	202.2	202.2
Share-based payroll tax expense	0.5	0.9	0.4	0.4	6.0	6.1	6.1
Amortization of purchased intangible assets	11.9	9.4	9.9	9.9	40.6	34.6	34.6
Restructuring charges (benefits)	53.1	1.2	(0.3)	(0.3)	68.0	35.3	35.3
Acquisition and strategic investment related charges	17.7	3.5	1.0	1.0	24.6	17.9	17.9
Strategic partnership-related charges	—	—	—	—	—	0.8	0.8
Legal reserve and settlement charges (benefits)	0.3	—	—	—	0.3	(0.2)	(0.2)
Loss (gain) on equity investments	(2.3)	0.1	0.8	0.8	(3.2)	8.8	8.8
Loss on extinguishment of debt	55.0	—	—	—	55.0	15.3	15.3
Recognition of previously unrecognized tax benefits	—	(54.5)	(25.4)	(25.4)	(54.5)	(25.4)	(25.4)
Income tax effect of non-GAAP exclusions	(31.8)	(14.3)	(11.2)	(11.2)	(60.2)	(42.9)	(42.9)
Others	(4.3)	—	—	—	(4.3)	—	—
Non-GAAP net income	$181.8	$144.4	$198.7	$198.7	$519.7	$597.5	$597.5

GAAP diluted net income per share	$0.09	$0.43	$0.49	$0.49	$0.77	$0.99	$0.99
Non-GAAP diluted net income per share	$0.55	$0.43	$0.58	$0.58	$1.55	$1.72	$1.72
Shares used in computing diluted net income per share	332.7	334.5	340.8	340.8	335.2	348.2	348.2

Operating cash flow					$612.0	$528.9	$528.9
Capital expenditures					(100.4)	(109.6)	(109.6)
Free cash flow					$511.6	$419.3	$419.3